                          TAFT, STETTINIUS & HOLLISTER

                             1800 STAR BANK CENTER
                               425 WALNUT STREEET
                          CINCINNATI, OHIO 46202-3857





                               February 17, 1995





             Board of Directors
             American Premier Underwriters, Inc.
             One East Fourth Street
             Cincinnati, OH  45202



             Members of the Board:


                              This is in response to your request for our tax
             opinion on the proposed merger (the "APZ Merger") of American Premier Sub, Inc. ("APZ Sub") (a wholly owned subsidiary of American Premier Group, Inc. ("New American Premier")) with and into American Premier Underwriters, Inc. ("APZ"). The conclusions presented herein are based on the facts and representations in the Agreement and Plan of Acquisition and Reorganization ("Agreement") dated as of December 9, 1994 by and among New American Premier, APZ, APZ Sub, American Financial Corporation ("AFC") and AFC Sub, Inc. ("AFC Sub"), the Proxy Statement-Prospectus dated February 17, 1995 with the Securities and Exchange Commission with regard thereto, the representations of facts set forth in a letter dated February 16, 1995 from APZ (collectively, the "Documents"), and the applicable tax law as it exists today. Our opinion is based upon the assumption that all transactions described in the Documents will be carried out in the manner provided for in the Documents as they exist as of the date hereof. Capitalized terms herein have the same meaning as those appearing in the Agreement.


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             Board of Directors
             American Premier Underwriters, Inc.
             February 17, 1995
             Page 2



                                    FACTS
                                    -----

                              APZ is a corporation duly incorporated and
             existing in good standing under the laws of Pennsylvania. The authorized capital stock of APZ consists of 200,000,000 shares of common stock, par value $1.00, ("APZ Common Stock") of which, as of November 30, 1994, 47,616,111 were outstanding or issuable (including 1,375,304 shares set aside for issuance pursuant to APZ's 1978 Plan of Reorganization) and 23,090,274 shares of preference stock ("APZ Preferred Stock") of which 212,698 are issued and outstanding (which are convertible into 446,799 shares of APZ Common Stock). APZ's principal operations are conducted through specialty property and casualty insurance subsidiaries that underwrite and market non-standard automobile and workers compensation insurance.

                              The authorized capital stock of AFC consists of
             32,300,000 shares of Common Stock, without par value ("AFC Common Stock") of which, as of the date of the Agreement, 18,971,217 shares were issued and outstanding and 314,468 were held in AFC's treasury. In addition, 762,500 shares were reserved for issuance upon exercise of outstanding stock options. Also as of the date of the Agreement, AFC had authorized 59,300,000 shares of Preferred Stock ("AFC Preferred Stock) which was authorized and issued as follows:

                                                                                       ISSUED AND
                                                        AUTHORIZED                     OUTSTANDING
                                                          SHARES                         SHARES
                                                      --------------                   -----------
             $1 PAR,
             Voting Cumulative:                          3,500,000                             0

             $1 PAR,
             Nonvoting Cumulative:
                      Series F                          15,000,000                    13,753,254
                      Series G                           2,000,000                       364,158

             $10.50 PAR,
             Nonvoting Cumulative:
                      Series D                           8,375,000                             0
                      Series E                           2,725,000                       274,242




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             Board of Directors
             American Premier Underwriters, Inc.
             February 17, 1995
             Page 3



             $1.50 PAR,
             Nonvoting Cumulative:
                      Series H          7,700,000                            0

             $.01 PAR,
             Nonvoting Cumulative:     20,000,000                            0

             AFC is principally engaged in multi-line property and casualty insurance businesses through its wholly-owned Great American Insurance Group. Approximately forty-nine percent (49%) of the Great American Insurance Group's 1993 net insurance premiums written were derived from specialty lines, with the balance being produced by commercial and personal lines. AFC also owns eighty percent (80%) of American Annuity Group, Inc., which through its Great American Life Insurance Company subsidiary sells tax-deferred annuities principally to employees of educational institutions. AFC's assets also include a forty-six percent (46%) interest in Chiquita Brands International, Inc., a world-wide marketer and producer of bananas and other food products, and a thirty-six percent (36%) interest in Citicasters Inc., which owns a group of radio and television broadcast stations. AFC also beneficially owns 18.7 million shares (40.4%) of the outstanding shares of APZ Common Stock, which, following the Mergers, would be treated by New American Premier as repurchased treasury shares.

                              New American Premier is a corporation newly
             formed under Ohio law to serve as the public holding company for APZ and AFC. APZ Sub and AFC Sub were organized for purposes of this transaction.

                                THE TRANSACTION
                                ---------------

                              APZ and AFC will combine their respective
             businesses through becoming subsidiaries of New American Premier pursuant to the Mergers. The Agreement provides that at the Effective Time APZ Sub will be merged with and into APZ in accordance with the laws of Pennsylvania; as a result of the merger, APZ will become a subsidiary of New American Premier. Pursuant to the APZ Merger each issued and outstanding share of APZ Common Stock will be converted into one share of Common Stock, par value $1.00 per share, of New American Premier ("New American Premier Common Stock), each issued and outstanding share of APZ Preferred Stock



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             Board of Directors
             American Premier Underwriters, Inc.
             February 17, 1995
             Page 4



             will be converted into one share of preferred stock of New American Premier ("New American Premier Preferred Stock") and the aggregate of all shares of capital stock of APZ Sub issued and outstanding prior to the Effective Time will be converted into 47,000,000 shares of APZ Common Stock (as the surviving corporation of the APZ merger).

                              Also at the Effective Time, AFC Sub will be
             merged with and into AFC under Ohio law, and as a result of the AFC Merger AFC will become a subsidiary of New American Premier. Pursuant to the AFC Merger, each share of AFC Common Stock will be converted into the right to receive shares of New American Premier Common Stock at a rate equal to 1.45 shares of New American Premier Common Stock for each share of AFC Common Stock; cash will be paid in lieu of fraction shares of New American Premier Common Stock. The AFC merger will have no effect upon the AFC Preferred Stock which will remain issued and outstanding after the Effective Time. The aggregate of all shares of AFC Sub issued and outstanding immediately prior to the Effective Time will be converted into 53,000,000 shares of AFC Common Stock (as the surviving corporation of the AFC Merger).

                                REPRESENTATIONS
                                ---------------

                              In order to determine the consequences of the
             Mergers for federal income tax purposes, you directed us to rely on the following assumptions and representations regarding the Mergers which are true as of the date hereof and will be true at the Effective Time:

                              1. No New American Premier Common Stock and no New American Premier Preferred Stock will be issued for services rendered to or for the benefit of New American Premier.

                              2. None of the APZ Preferred Stock to be converted into New American Premier Preferred Stock is Section 306 stock within the meaning of Section 306(c) of the Internal Revenue Code of 1986 (the "Code").

                              3. There is no indebtedness between the holders of AFC Common Stock and New American Premier and no such indebtedness will be created as a result of the Merger.



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             Board of Directors
             American Premier Underwriters, Inc.
             February 17, 1995
             Page 5



                              4. There is no indebtedness between the holders of APZ Common Stock and New American Premier and no such indebtedness will be created as a result of the Merger.

                              5. There is no indebtedness between the holders of APZ Preferred Stock and New American Premier and no such indebtedness will be created as a result of the Merger.

                              6. Immediately after the Merger, the former holders of APZ Common Stock, APZ Preferred Stock and AFC Common Stock will, in the aggregate, hold stock of New American Premier constituting control of New American Premier within the meaning of
             Section 368(c) of the Code.

                              7.       New American Premier will not be an
             investment company within the meaning of Section 351(e)(1) of the Code.

                                 APPLICABLE LAW
                                 --------------

                              Although both the AFC Merger and the APZ Merger
             will constitute statutory mergers under applicable state law, neither merger qualifies as a "reorganization" as defined in
             Section 368(a)(1) of the Code.1 However, for the reasons set forth below, taken together, the Mergers constitute a tax-free exchange under Section 351(a) of the Code.
                              Section 351(a) provides that no gain or loss
             shall be recognized if property is transferred to a corporation by one or more persons ("transferors") solely in exchange for stock in such





             ____________________

            1In order for the acquisition of a target corporation to    qualify
            as a reverse merger under Section 368(a)(2)(E), shareholders of the target must receive in the transaction voting stock of the controlling corporation in exchange for "an amount of stock in the surviving [target] corporation which constitutes control of such corporation." Section 368(a)(2)(E)(ii). For this purpose, "control" is defined in Section 368(c) as "owner- ship of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation." This provision has been interpreted by the Service to require ownership of 80 percent of the total number of shares of each class of nonvoting stock. Rev. Rul. 59-259, 1959-2 C.B. 115.

            In the instant case, the APZ preferred stock, which is nonvoting, will be exchanged for nonvoting preferred stock of New
            American Premier (rather than for voting stock of New American Premier). Consequently, while stock constituting control of APZ will be acquired by New American Premier, the stock constituting such control will be acquired partly in exchange for nonvoting stock, thereby not satisfying one of the statutory requirements for
            Section 368(a)(2)(E) treatment. Conversely, while New American Premier voting stock will be the sole consideration received by AFC shareholders in exchange for their AFC stock, the AFC stock thereby acquired by New American Premier will not constitute "control" of AFC because holders of AFC Preferred Stock will not surrender such stock in exchange for New American Premier stock.

             Board of Directors
             American Premier Underwriters, Inc.
             February 17, 1995
             Page 6



             corporation and immediately after the exchange such transferors are in control of the transferee corporation as defined in Section 368(c). In this case, the transferors are the holders of AFC Common Stock, APZ Common Stock and APZ Preferred Stock prior to the Effective Time. The property to be transferred is the aforementioned stock, and, immediately after the Effective Time the transferors will in fact hold an amount of New American Premier Common Stock and New American Premier Preferred stock constituting control of New American Premier.

                              The holders of APZ Common Stock, APZ Preferred
             Stock and AFC Common stock, although in large part unrelated to each other, nevertheless will properly be viewed as a group of transferors acting together pursuant to the Agreement; accordingly, in determining whether the "control immediately after" requirement is met, their stock ownership in New American Premier will be aggregated. Treas. Reg. Section 1.351-1(a). Further, the failed reverse mergers, which will result in AFC and APZ becoming subsidiaries of New American Premier, will be treated for federal income tax purposes as if each holder of AFC Common Stock, APZ Common Stock and APZ Preferred Stock had actually transferred his or her stock to New American Premier. Rev. Rul. 67-448, 1967-2 C.B. 144; Rev. Rul. 76-123, 1976-1 C.B. 95; Rev.
             Rul. 84-71, 1984-1 C.B. 106. These revenue rulings also confirm that the AFC Common Stock, APZ Common Stock and APZ Preferred Stock constitute "property" within the meaning of Section 351(a).

                              Section 351(a) requires that the transfer of
             property be "solely" in exchange for stock. In the instant case, certain holders of AFC Common Stock may receive cash for fractional shares of New American Premier otherwise issuable to them. However, the payment of such cash will not destroy the tax-free nature of the exchange, but rather could require recipients of cash to recognize taxable income to the extent of cash received.

                              "Control" for purposes of Section 351(a) is
             defined as control within the meaning of Section 368(c) which provides that control means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock of the corporation. As a result of the Mergers, the former holders of AFC Common Stock, APZ Common Stock and APZ Preferred Stock will be in control of New American Premier.



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             Board of Directors
             American Premier Underwriters, Inc.
             February 17, 1995
             Page 7



                              Under Section 351(e)(1) of the Code, Section
             351(a) does not apply to a transfer of property to an "investment company." New American Premier could be an investment company if it is a regulated investment company or a real estate investment trust; it will be neither of these. New American Premier could also be an investment company if more than eighty percent (80%) of its assets will be securities traded on a securities exchange or regularly quoted in the over the counter market; this will also not be the case.

                                    OPINION
                                    -------

                              In view of the above, it is our opinion that, if
             the transactions are consummated in accordance with the Documents as they exist at the date hereof, then under the tax law as it exists as of the date hereof:

                              (1) No gain or loss will be recognized by APZ, APZ Sub or New American Premier as a result of the APZ Merger. Section 1032(a) of the Code.

                              (2) No gain or loss will be recognized by an APZ shareholder who receives shares of New American Premier Stock pursuant to the APZ Merger. Section 351(a) of the Code.

                              (3)      The tax basis of the shares of New
             American Premier Stock owned by a former shareholder of APZ will be the same as the tax basis of the shares of APZ Common Stock and
             APZ Preferred Stock formerly owned by such shareholder.   Section
             358 of the Code.

                              (4) The holding period of the shares of New American Premier Stock received as a result of the APZ Merger will include the period during which the shares formerly representing APZ Common Stock and APZ Preferred Stock were held, provided such shares of APZ Common Stock and APZ Preferred Stock were held as capital assets immediately prior to the Effective Time. Section 1223 of the Code.

                              Our opinion is not the equivalent of a ruling
             from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Our opinion is based on the understanding that the relevant facts are as set forth in this letter


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             Board of Directors
             American Premier Underwriters, Inc.
             February 17, 1995
             Page 8



             and that all transactions contemplated by the Documents as they exist at the date hereof will be consummated as described in the Documents. It is also based on the Code, Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retro-active effect. Were there to be such changes either before or after the Effective Time, or should the relevant facts prove to be other than as set forth in this letter, our opinion could be affected.

                                                   Sincerely,


                                               /s/ Taft, Stettinius & Hollister
                                               --------------------------------
                                                   TAFT, STETTINIUS & HOLLISTER





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